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                                                                      EXHIBIT 11

ZAP.COM CORPORATION
(A DEVELOPMENT STAGE COMPANY)

Statement Regarding Computation of Per Share Earnings

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
                                                         Three Months Ended
                                                      -----------------------
                                                       March 31,    March 31,
                                                         2000         1999
                                                      ----------   ----------
Net loss(a) ......................................   $(3,088,849)  $  (304,185)

Actual outstanding Common Shares at beginning of
  period .........................................    50,000,000    49,450,000 (1)

Sum of weighted average activity of Common
  Shares issued for stock options and warrants ...            --            --

Weighted Basic Shares(b) .........................    50,000,000    49,450,000

Effect of assumed exercise of Common Stock
  equivalents ....................................            --            --

Weighted diluted shares(c) .......................    50,000,000    49,450,000

Basic earnings per share(a/b) ....................          (.06)         (.01)

Diluted earnings per share(a/c) ..................          (.06)         (.01)

__________

(1) Outstanding shares retroactively adjusted to reflect 49,450 for one split on November 12, 1999.
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